EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement 333-133184 on Form S-1 and the Registration Statement 333-136297 on Form S-1 of Neiman Marcus, Inc. and subsidiaries and in the related Prospectus Supplements filed pursuant to Rule 424(b) of our reports dated September 22, 2008, with respect to the consolidated financial statements and schedule of Neiman Marcus, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Neiman Marcus, Inc. and subsidiaries included in this Annual Report on Form 10-K for the year ended August 2, 2008.

/s/ ERNST & YOUNG LLP

Dallas, Texas
September 22, 2008